Exhibit 3

PARTIAL ASSIGNMENT OF PURCHASE AND SALE AGREEMENT

March 31, 2025

This Partial Assignment of Purchase and Sale Agreement (this “Assignment”), dated as of the date first set forth above and effective prior to the Closing (the “Effective Time”), is made by and among T2S Permian Acquisition II LLC, a Delaware limited liability company (“Assignor”), Ustx LLC, a Delaware limited liability company, and wholly-owned subsidiary of Assignor (“Assignee”), and solely for the purposes of consenting to this Assignment, Boaz Energy II, LLC, a Delaware limited liability company (“Boaz Energy”), and Boaz Energy II Royalty, LLC, a Delaware limited liability company (“Boaz Royalty” and together with Boaz Energy, collectively, “Seller”). This Assignment is delivered pursuant to the terms of that certain Purchase and Sale Agreement, dated as of January 10, 2025 (as may be amended, modified, supplemented, or restated from time to time, the “PSA”), by and among Seller and Assignor, as buyer. Capitalized terms used in this Assignment but not otherwise defined in this Assignment, and defined in the PSA, shall have the meanings assigned to such terms in the PSA.

WHEREAS, the PSA contemplates that (i) Assignor shall acquire the Assets, which includes the Subject Trust Units, as of the Closing Date from Boaz Energy and (ii) Assignor may assign its rights or duties under the PSA with the prior written consent of Seller pursuant to Section 14.09 therein; and

WHEREAS, Assignor desires to sell, assign, transfer, deliver and convey to Assignee, and Assignee desires to purchase and accept from Assignor, Assignor’s rights under the PSA to acquire the Subject Trust Units only.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree, and Seller hereby consents to, as follows:

1.              Assignment. Assignor hereby sells, assigns, transfers, delivers and conveys to Assignee, and Assignee hereby purchases and accepts from Assignor, Assignor’s rights to acquire the Subject Trust Units under the PSA, effective as of the Effective Time.

2.              Assumption. Assignee hereby accepts the rights, responsibilities and obligations of Assignor with respect to Assignor’s rights to acquire the Subject Trust Units under the PSA and agrees to assume and to be bound by the terms of the PSA and the documents in connection therewith.

3.              Consent. In accordance with Section 14.09 of the PSA, Seller hereby consents to the assignment of Assignor’s rights to acquire the Subject Trust Units under the PSA to Assignee; provided that, irrespective of Assignee’s assumption under Section 2 above, this Assignment shall not relieve Assignor from any Liability or obligation under the PSA.

4.              Confirmation. Except as otherwise provided herein, the provisions of the PSA shall remain in full force and effect in accordance with their respective terms following the execution of this Assignment. Seller and Assignor hereby agree that this Assignment complies with the requirements set forth in Section 14.09 of the PSA.

5.              Other Assets. For the avoidance of doubt, this Assignment pertains to the Subject Trust Units only, and Assignor shall retain all of its rights under the PSA to acquire all of the Assets other than the Subject Trust Units.

6.              Miscellaneous. Sections 14.04, 14.10, 14.11, 14.12, and 14.13 of the PSA shall apply to this Assignment, mutatis mutandis.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Assignment as of the date first written above.

ASSIGNOR:

T2S PERMIAN ACQUISITION II LLC,
a Delaware limited liability company

By:	/s/ Thomas Pritchard
Name: Thomas Pritchard
Title: Chief Executive Officer

ASSIGNEE:

USTX LLC,
a Delaware limited liability company

By:	/s/ Thomas Pritchard
Name: Thomas Pritchard
Title: Chief Executive Officer

Signature Page to

Assignment of Purchase and Sale Agreement

AGREED TO AND ACCEPTED BY:

SELLER:

BOAZ ENERGY II, LLC,
a Delaware limited liability company

By:	/s/ Marshall Eves
Name: Marshall Eves
Title: President and CEO

BOAZ ENERGY II ROYALTY, LLC,
a Delaware limited liability company

By:	/s/ Marshall Eves
Name: Marshall Eves
Title: President and CEO

Signature Page to

Assignment of Purchase and Sale Agreement